Exhibit 99.2

AVON PRODUCTS PRESENTS FINANCIAL INITIATIVES AND INVESTMENTS AT INVESTOR DAY

Targets $400 Million in Cost Savings by 2021;
Savings to Fund ~$300 Million of Commercial and Digital / IT Infrastructure Reinvestments

Expect to Achieve Low-Single Digit Revenue Growth and Low Double-Digit Margins by 2021

LONDON, Sept. 21, 2018 – At its 2018 Investor Day, Avon Products, Inc. (NYSE: AVP) today provided certain financial initiatives and investment targets by 2021, driven by the execution of its new strategy to Open Up Avon and return to growth.

As outlined in today’s presentation, Avon’s priorities include rebooting the Company’s direct selling proposition, modernizing the brand, unlocking digital and e-commerce capabilities and driving a performance-led culture.

Cost savings: by 2021, totaling a targeted $400 million generated from four primary sources:

•	Manufacturing & Sourcing: Manufacturing footprint optimization, outsourcing and targeted sourcing efficiencies;

•	Distribution and General & Administrative: Rationalization of the distribution footprint, outsourcing and targeted general and administrative efficiencies;

•	Back Office: Zero based redesign of back office functions, reduction of certain facilities, real estate and other discretionary spend optimization; and

•	Revenue management, interest and tax.

Investments in Commercial initiatives and Digital & IT infrastructure: potentially totaling approximately $300 million, allocated as follows:

•	Commercial initiatives:

◦	Reinvest in Representative training and recognition;

◦	Avon brand modernization initiatives;

◦	Restore competitiveness within Core categories; and

◦	New categories and markets.

•	Digital & IT infrastructure initiatives, including:

◦	Modernized systems environment;

◦	Digital talent; and

◦	Digital tools and analytics.

Continued focus on strengthening the balance sheet: Following the cost savings initiatives, the Company’s cash generation should exceed its investment plans. Accordingly, Avon does not anticipate increasing its debt position and will remain focused on reducing debt.

“We believe that our strategy to Open Up Avon will enable the Company to stabilize our financial results and achieve our goals of low-single digit revenue growth and low double-digit margins by 2021, delivering on our commitment to shareholders,” said Jan Zijderveld, Avon CEO. “We believe that being ‘Fit for Purpose’ across our manufacturing, distribution and back office structures can yield substantial savings that can be prudently reallocated to fuel innovation, important infrastructure improvements and ultimately grow our business.”

The Company provided additional details on its financial priorities and expectations today during its Investor Day presentation. The Company also provided an infographic regarding its presentation. Those wishing to replay the webcast and view the infographic can do so at www.avoninvestor.com. The replay and the presentation materials will be available at the same website.

About Avon Products, Inc.

Exhibit 99.2

Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through approximately 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

Forward-Looking Statements
This material contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to revenue trends, cost savings, efforts to implement new digital and e-commerce strategies, improved Representative engagement and service, product launches and commercial and digital spend. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in Avon’s markets as well as the other risks detailed in Avon’s filings with the Securities and Exchange Commission. Avon undertakes no obligation to update any statements in this material after it is posted to the Investor Relations section of our website.

Contacts
INVESTORS:
Amy Greene
Vice President, Investor Relations, Avon Products, Inc.
914-935-2172
amy.greene@avon.com

MEDIA:
Chris Wermann
Group Vice President and Chief Communications Officer, Avon Products, Inc.
+ 44(0) 7867185442
Chris.Wermann@avon.com